SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]	Preliminary Proxy Statement	[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material under Rule 14a-12

Newell Rubbermaid Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
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[_]	Fee paid previously with preliminary materials.

[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[LOGO OF NEWELL RUBBERMAID]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 10, 2000

To the Stockholders of NEWELL RUBBERMAID INC.:

           You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. to be held on Wednesday, May 10, 2000, at 10:00 a.m., local time, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York.

           At the annual meeting, you will be asked to consider and vote on the following proposals:

1.	To elect three directors of the Company to serve for a term of three years;

2.	To ratify the appointment of Arthur Andersen LLP as the Company’s independent accountants for the year 2000; and

3.	To transact other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

           Your Board of Directors recommends that you vote in favor of each of the proposals set forth in this proxy statement.

           Only stockholders of record at the close of business on March 15, 2000 may vote at the annual meeting or any adjournment or postponement thereof.

           The Company’s annual report for the year 1999 is enclosed for your convenience.

           Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope provided. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

RICHARD H. WOLFF
Secretary

March 22, 2000
Newell Rubbermaid Inc.
29 East Stephenson Street
Freeport, Illinois 61032

PROXY STATEMENT FOR ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY 10, 2000

           You are receiving this proxy statement and proxy card from us because you own shares of common stock in Newell Rubbermaid Inc. This proxy statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We will mail this proxy statement and the form of proxy to stockholders beginning on or about March 22, 2000.

VOTING AT THE MEETING

Date, Time and Place of the Meeting

           We will hold the annual meeting at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York, at 10:00 a.m., local time, on May 10, 2000.

Who Can Vote

           Record holders of the Company ’s common stock at the close of business on March 15, 2000 are entitled to notice of and to vote at the meeting. On the record date, approximately 266,555,563 shares of common stock were issued and outstanding and held by approximately 27,925 holders of record.

Quorum for the Meeting

           A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not have authority to vote the shares. In the event that a quorum is not present at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

           The three nominees for director who receive the greatest number of votes cast in person or by proxy at the annual meeting will be elected directors of the Company. The vote required for ratification of the appointment of Arthur Andersen LLP as independent accountants for the year 2000 is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

           You are entitled to one vote for each share you own on the record date on each matter to be considered at the meeting. A broker or other nominee may have discretionary authority to vote certain shares of common stock if the beneficial owner or other person entitled to vote those shares has not provided instructions.

           Instructions to withhold authority to vote will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Any proxy marked “abstain ” with respect to the ratification of the appointment of Arthur Andersen LLP as independent accountants for the year 2000 will have the effect of a vote against the proposal. On all other matters, an abstention will have no effect. Shares represented by a proxy as to which there is a broker non-vote or a proxy in which authority to vote for any matter considered is withheld will have no effect on the vote for any matter.

How You Can Vote

           You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•
Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the annual meeting.

•
Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•
Voting by Internet. You can also vote via the Internet by signing on to the web site identified on the proxy card and following the procedures described in the web site. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

           Stockholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the annual meeting.

How You May Revoke or Change Your Vote

           You can revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•
Sending a written notice, including by telegram or telecopy, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the meeting to:

Newell Rubbermaid Inc.
6833 Stalter Drive, Suite 101
Rockford, Illinois 61108
Telecopy: 1-815-381-8160
Attention: Secretary

•
Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

           If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor, Morrow & Co., Inc., at the following address or telephone number:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, New York 10022
Phone Number: 1-800-566-9061

Costs of Solicitation

           The Company will pay the costs of soliciting proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. The Company will pay Morrow & Co., Inc. a fee of $8,000 as compensation for its services and will reimburse it for its related out-of-pocket expenses.

           In addition to solicitation by mail, the directors, officers and employees of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

           The Company’s Board of Directors is currently comprised of fifteen directors who are divided into three equal classes. One class is elected each year for a three-year term. The Board of Directors has nominated Robert L. Katz, John J. McDonough and William P. Sovey to serve in Class I until the annual meeting of stockholders to be held in 2003 and until their successors have been duly elected and qualified. Tom H. Barrett and Wolfgang R. Schmitt, each of whom is currently a Class I director, have decided not to stand for re-election at the annual meeting. In addition, Thomas J. Falk, one of the Company ’s Class III directors, has resigned from the Board of Directors effective immediately prior to the annual meeting. In light of these events, the Board of Directors has determined to reduce the size of the Board from 15 directors to 12 directors, effective immediately prior to the commencement of the annual meeting.

           Proxies will be voted, unless otherwise indicated, for the election of the three nominees for director. Proxies will be voted in a discretionary manner should any nominee be unable to serve. All of the nominees are currently serving as directors of the Company and have consented to serve.

           The Board of Directors unanimously recommends a vote FOR each of the nominees for election as Class I directors.

           Information about the nominees and the directors serving in Class II and Class III whose terms expire in future years is set forth below. The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987. Please note that Daniel C. Ferguson and Thomas A. Ferguson, Jr. are not related.

Name and Background	Director Since
Nominees for Class I Directors for Term Expiring in 2003

Robert L. Katz, age 74, has been President of Robert L. Katz & Associates (consultants in corporate strategy) for more than five years. For 16 years, Dr. Katz taught Business Policy and Organizational Behavior at the Stanford, Harvard and Dartmouth Graduate Schools of Business. He is also a director of HON Industries, Inc. (an office furniture manufacturing company).	1975

John J. McDonough, age 63, has been Vice Chairman of the Board and Chief Executive Officer of the
     Company since January 1, 1998. He has been President and Chief Executive Officer of
     McDonough Capital Company LLC (an investment management company) since April 1995. Prior thereto, he was Vice Chairman and a director of Dentsply International Inc. (a manufacturer and distributor of dental and medical x-ray equipment and other dental products) from 1983 through
     October 1995, and was Chief Executive Officer from April 1983 through February 1995. He was
     Senior Vice President—Finance of the Company from November 1981 through April 1983. He is also a director of Applied Power, Inc. (a manufacturer and distributor of tools, equipment, systems
and consumable items to the OEM industry).	1992

Name and Background	Director Since
William P. Sovey, age 66, has been Chairman of the Board of the Company since January 1, 1998.
     He was Vice Chairman and Chief Executive Officer of the Company from May 1992 through
     December 1997. Mr. Sovey was President and Chief Operating Officer of the Company from
     January 1986 through May 1992. He was President and Chief Operating Officer of AMF Inc. (an
     industrial and consumer leisure products company) from March 1982 through July 1985, and
     Executive Vice President from August 1979 through March 1982. He is also a Director of Acme
     Metals Incorporated (a fully integrated producer of steel and steel products) and TECO Energy
Incorporated (an energy production and distribution company).	1986

Class II Directors Continuing in Office—Term Expiring in 2001

Scott S. Cowen, age 53, has been the President of Tulane University and Seymour S Goodman
     Memorial Professor of Business since July 1998. From 1984 through July 1998, Mr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of
     Management, Case Western Reserve University. Prior to his departure in 1998, Mr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Mr. Cowen is currently a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise), Forest City Enterprises (a real estate developer) and Jo-Ann Stores (an operator of retail fabric shops). Mr. Cowen, a former director of Rubbermaid Incorporated (“Rubbermaid”), was appointed a director of the Company on March 24, 1999 pursuant to the merger agreement
between Rubbermaid and the Company.	1999

Elizabeth Cuthbert Millett, age 43, has been the owner and operator of Plum Creek Ranch, located in Newcastle, Wyoming (a commercial cattle production company) for more than five years.	1995

Cynthia A. Montgomery, age 47, has been a Professor of Business Administration at the Harvard University Graduate School of Business since 1989. Prior thereto, Professor Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. She is also a director of UNUM Provident Corporation (an insurance company) and 28 mutual funds managed by Merrill Lynch & Co. or one of its subsidiaries (investment companies).	1995

Allan P. Newell, age 53, has been a private investor for more than five years.	1982

Gordon R. Sullivan, age 62, General, U.S. Army (Ret.), has been President of the Association of the
     United States Army since February 1998. From 1995 through 1997, Mr. Sullivan served as
     President of Coleman Federal, a division of Coleman Research Corporation (a systems engineering company and a subsidiary of Thermo Electron Corporation). From 1991 through 1995, Mr. Sullivan served as the 32nd Chief of Staff of the United States Army and as a member of the Joint Chiefs of
     Staff. Prior thereto, Mr. Sullivan served as Vice Chief of Staff and Deputy Chief of Staff for
     Operations and Plans of the United States Army. Mr. Sullivan, a former director of Rubbermaid, was appointed a director of the Company on March 24, 1999 pursuant to the merger agreement
between Rubbermaid and the Company.	1999

Class III Directors Continuing in Office—Term Expiring in 2002

Alton F. Doody, age 65, has been President and Chief Executive Officer of The Alton F. Doody Co. (a marketing consulting company) since 1984. Dr. Doody was co-founder of Management Horizons, Inc., now a division of PriceWaterhouseCoopers. For 12 years, Dr. Doody served as a Professor of Marketing and Business Strategy at The Ohio State University	1976

Daniel C. Ferguson, age 72, was Chairman of the Board of the Company from May 1992 through December 1997. Mr. Ferguson was Chief Executive Officer of the Company from 1966 through May 1992	1965

Name and Background	Director Since
Thomas A. Ferguson, Jr., age 52, has been President and Chief Operating Officer of the Company since May 1992. Prior thereto, Mr. Ferguson was President—Operating Companies of the Company from January 1989 through May 1992. He was Vice President—Controller of the Company from February 1988 through December 1988.	1992

William D. Marohn, age 59, retired in December 1998 as Vice Chairman of the Board of Whirlpool
     Corporation (a manufacturer and marketer of major home appliances), a post he held since
     February 1997. From October 1992 through January 1997, Mr. Marohn served as the President and
     Chief Operating Officer of Whirlpool Corporation. From January through October 1992, he was
     President of Whirlpool Europe, B.V. From April 1989 through December 1991, Mr. Marohn served as Executive Vice President of Whirlpool ’s North American Operations and from 1987 through
     March 1989 he was President of Whirlpool ’s Kenmore Appliance Group. Prior to retirement, Mr.
     Marohn had been associated with Whirlpool since 1964. Mr. Marohn, a former director of
     Rubbermaid, was appointed a director of the Company on March 24, 1999 pursuant to the merger
agreement between Rubbermaid and the Company.	1999

Information Regarding Board of Directors and Committees

           The Company’s Board of Directors held eight meetings during 1999. The Board of Directors has an Audit Committee and an Executive Compensation Committee. The Board as a whole operates as a committee to nominate directors.

           Audit Committee. The Audit Committee, whose chairman is Dr. Katz and whose other current member is Mr. Newell, met two times in 1999. The committee’s duties are to:

•	review with management and the independent accountants the Company’s accounting policies and practices and the adequacy of internal controls,

•	review the scope and results of the annual examination performed by the independent accountants, and

•	make recommendations to the Board of Directors regarding the appointment of the independent accountants and approval of the services performed by the independent accountants and the related fees

           Executive Compensation Committee. The Executive Compensation Committee, whose chairman is Mr. D. Ferguson and whose other current members are Dr. Katz and Mr. McDonough, met three times in 1999. This committee is responsible for establishing the Company’s executive officer compensation policies and for administering these policies. See “Executive Compensation —Executive Compensation Committee Report on Executive Compensation. ”

           Nominating Committee. The Board of Directors, acting as a nominating committee, will consider candidates for director recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders to be held in 2001 must notify the Secretary of the Company in writing no later than February 10, 2001. The stockholder’s written notice must include appropriate biographical information about each proposed nominee and other information required in proxy solicitations. A candidate must be highly qualified, as well as willing and able to serve as a director.

Compensation of Directors

           Directors of the Company who are not also employees of the Company are paid a retainer of $20,000 per annum, plus a $1,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended, unless such meetings are conducted telephonically, in which case the fee is $500 for each meeting. Non-employee directors of the Company are eligible to receive options to purchase shares of common stock under the Newell Co. 1993 Stock Option Plan (the “1993 Option Plan”). Each non-employee director receives an automatic grant of an option to purchase 10,000 shares of common stock at the time he or she is first elected or appointed as a director of the Company and again on the fifth anniversary of the initial grant. All options are granted at the market value of the common stock on the date of the grant and become exercisable in annual cumulative installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. On March 24, 1999, each of Tom H. Barrett, Scott S. Cowen, Thomas J. Falk, William D. Marohn, Wolfgang R. Schmitt and Gordon R. Sullivan received an automatic grant of options to purchase 10,000 shares of common stock at an exercise price of $46.9375 per share in connection with their appointment to the Board of Directors pursuant to the merger agreement between Rubbermaid and the Company.

           The Company has a consulting agreement with Dr. Katz which provides that the Company will pay Dr. Katz $5,000 per month for corporate strategy consulting services plus reimbursement of travel expenses and other reasonable out-of-pocket costs incurred on the Company’s behalf. Unless canceled prior to 90 days before its expiration, the consulting agreement renews automatically each year. Dr. Katz received a consulting fee of $60,000 in 1999.

EXECUTIVE COMPENSATION

Summary

           The following table shows the compensation of the Company’s Chief Executive Officer and the six other most highly compensated officers during 1999 (the “Named Officers ”) for the fiscal years ended December 31, 1999, 1998 and 1997.

SUMMARY COMPENSATION TABLE

Name and Principal Position in 1999	Year	Annual Compensation		Long-Term Compensation	All Other Compensation ($) (1)
		Salary ($)	Bonus ($)	Awards
Securities Underlying Options (#)
John J. McDonough, Vice Chairman and Chief Executive Officer	1999 1998 1997	$875,000 800,000 N/A	$516,600 804,000 N/A	51,000 68,365 N/A	$4,000 1,000 N/A

Thomas A. Ferguson, Jr., President and Chief Operating Officer	1999 1998 1997	$650,000 600,000 565,000	$383,760 603,000 462,735	38,471 13,775 25,300	$5,000 5,000 7,210

Donald L. Krause, Senior Vice President— Corporate Controller (2)	1999 1998 1997	$390,000 367,000 350,000	$230,256 368,835 286,650	8,439 8,425 18,400	$5,000 5,000 5,930

William T. Alldredge, President—International Business Development (3)	1999 1998 1997	$377,125 357,000 340,000	$222,655 358,785 278,460	24,086 18,095 1,800	$5,000 5,000 6,810

William J. Denton, Group President	1999 1998 1997	$377,125 357,000 340,000	$150,000 125,271 321,300	22,154 8,195 10,700	$5,000 5,000 6,890

Richard C. Dell, Group President	1999 1998 1997	$380,000 357,000 340,000	$142,652 321,157 304,640	22,376 10,395 9,900	$5,000 5,000 6,450

Robert S. Parker, Group President	1999 1998 1997	$360,000 312,625 N/A	$245,484 250,256 N/A	24,431 8,300 N/A	$4,286 5,000 N/A

(1)	The compensation reported represents Company matching contributions made to the Newell Co. Long-Term Savings and Investment Plan (the “Newell 401(k) Plan ”).

(2)	Retired effective December 31, 1999.

(3)	Served as Vice President—Finance prior to November 18, 1999.

Option Grants in 1999

           The following table sets forth certain information as to options to purchase common stock granted to the Named Officers under the 1993 Option Plan in 1999, and the potential realizable value of each grant of options, assuming that the market price of the underlying common stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants		Exercise Price ($/Sh) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in a Fiscal Year
					5% ($)	10% ($)
John J. McDonough	18,600	1.03%	$43.0625	02/07/09	$504,606	$1,273,530
	7,100	0.39	42.0625	05/26/09	188,145	474,843
	25,300	1.40	34.6250	10/29/09	551,889	1,392,861
Thomas A. Ferguson, Jr.	14,871	0.82	43.0625	02/07/09	403,442	1,018,209
	4,800	0.27	42.0625	05/26/09	127,197	321,021
	18,800	1.04	34.6250	10/29/09	410,099	1,035,011
Donald L. Krause	6,239	0.35	43.0625	02/07/09	169,260	433,203
	2,200	0.12	42.0625	05/26/09	58,298	147,134
William T. Alldredge	10,886	0.60	43.0625	02/07/09	295,331	745,358
	2,200	0.12	42.0625	05/26/09	58,298	147,134
	11,000	0.61	34.6250	10/29/09	239,952	605,592
William J. Denton	7,854	0.44	43.0625	02/07/09	213,074	537,759
	4,300	0.24	42.0625	05/26/09	113,947	287,581
	11,000	0.61	34.6250	10/29/09	239,952	605,592
Richard C. Dell	9,176	0.51	43.0625	02/07/09	248,939	628,275
	2,200	0.12	42.0625	05/26/09	58,298	147,134
	11,000	0.61	34.6250	10/29/09	239,952	605,592
Robert S. Parker	8,631	0.48	43.0625	02/07/09	234,154	590,960
	5,400	0.30	42.0625	05/26/09	143,096	361,148
	10,400	0.58	34.6250	10/29/09	226,864	572,560

(1)
All options granted in 1999 become exercisable in annual cumulative installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

(2)	All options were granted at market value on the date of grant, based on the closing price of the common stock on the New York Stock Exchange as reported in The Wall Street Journal.

(3)
Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises and common stock are dependent on the future performance of the common stock, overall market conditions and the continued employment of the Named Officer. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 1999

           The table below sets forth certain information for fiscal year 1999 concerning the exercise of options to purchase shares of common stock granted under the Newell 1984 Amended and Restated Stock Option Plan (the “1984 Option Plan”) and the 1993 Option Plan by each of the Named Officers and the value of unexercised options granted under the 1984 Option Plan and 1993 Option Plan held by each of the Named Officers as of December 31, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John J. McDonough	0	$ 0	23,673	105,692	$104,375.00	$ 0
Thomas A. Ferguson, Jr.	0	0	43,671	67,371	237,439.13	8,062.50
Donald L. Krause	16,764	187,498.21	20,381	28,619	69,525.25	1,800.00
William T. Alldredge	19,400	179,050.00	7,339	40,242	18,025.00	1,125.00
William J. Denton	1,500	15,421.95	28,718	38,831	145,368.75	7,537.50
Richard C. Dell	0	0	27,636	38,832	160,414.63	7,475.00
Robert S. Parker	0	0	25,780	34,251	182,987.80	1,715.70

(1)
Represents the difference between the average of the high and low prices of the common stock on the New York Stock Exchange as reported in The Wall Street Journal on the date of exercise and the option exercise price multiplied by the number of shares acquired on exercise.

(2)
Represents the difference between $28.625 (the average of the high and low prices of the common stock on the New York Stock Exchange as reported in The Wall Street Journal on December 31, 1999) and the option exercise price multiplied by the number of shares of common stock covered by the options held.

Pension and Retirement Plans

           The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the Non-Contributory Defined Benefit Pension Plan for Salaried and Clerical Employees (the “Pension Plan”) and the Supplemental Retirement Plan established in 1982 (the “Supplemental Retirement Plan”), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.

PENSION PLAN TABLE

	Years of Service
Remuneration	5	10	15	20	25 or more
$ 200,000	$ 10,900	$ 37,700	$ 64,500	$ 91,300	$ 118,100
300,000	24,300	64,500	104,700	144,900	185,100
400,000	37,700	91,300	144,900	198,500	252,100
500,000	51,100	118,100	185,100	252,100	319,100
600,000	64,500	144,900	225,300	305,700	386,100
700,000	77,900	171,700	265,500	359,300	453,100
800,000	91,300	198,500	305,700	412,900	520,100
900,000	104,700	225,300	345,900	466,500	587,100
1,000,000	118,100	252,100	386,100	520,100	654,100
1,100,000	131,500	278,900	426,300	573,700	721,100
1,200,000	144,900	305,700	466,500	627,300	788,100
1,300,000	158,300	332,500	506,700	680,900	855,100
1,400,000	171,700	359,300	546,900	734,500	922,100
1,500,000	185,100	386,100	587,100	788,100	989,100
1,600,000	198,500	412,900	627,300	841,700	1,056,100
1,700,000	211,900	439,700	667,500	895,300	1,123,100

           The Pension Plan covers full-time salaried and clerical employees of the Company and its subsidiaries who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before 1982 and years of service, reduced by a portion of expected primary Social Security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service is taken into account in determining benefits. Under the Pension Plan, compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions. If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

           In 1982, the Supplemental Retirement Plan was established, funded by cost recovery life insurance, which covers 172 current officers and key executives, including the Named Officers, and four former officers and key executives. The Supplemental Retirement Plan adds to retirement benefits under the Pension Plan so that at age 65, a covered employee receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant’s credited service (not to exceed 25) and the denominator of which is 25). The benefit is reduced by primary Social Security. Compensation includes salary and bonus (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Accounts Plan). Both the Pension Plan and the Supplemental Retirement Plan provide a death benefit for surviving spouses and dependent children. The Supplemental Retirement Plan also provides for an early retirement benefit upon attainment of age 60 equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

           As of year end 1999, Mr. McDonough had two years of credited service, Mr. T. Ferguson had 28 years, Mr. Krause had 27 years, Mr. Alldredge had 17 years, Mr. Denton had 24 years, Mr. Dell had 26 years and Mr. Parker had eight years.

Employment Security Agreements

           The Company has entered into Employment Security Agreements with each of the Named Officers which provide for the continuation of salary, bonus and certain employee benefits for a severance period of 24 months (but not beyond age 65) following the termination of employment of the Named Officer within 12 months (but prior to age 65) after certain changes in control of the Company. In the event of such termination of employment, the Named Officer will continue to receive his base salary and bonus (based upon his average bonus for the three full fiscal years preceding the change in control) during the severance period. The Named Officer also will receive all benefits accrued under the incentive and retirement plans of the Company to the date of termination of employment and will be given service credit for all purposes of these plans during the severance period. All options held by the Named Officer with respect to common stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter.

           During the severance period, the Named Officer and his spouse will continue to be covered by all welfare plans of the Company, and the Company will continue to reimburse the Named Officer for automobile expenses. However, the amount of any benefits or reimbursement the Named Officer or his spouse receives will be reduced by the amounts received from another employer or from any other source. If the Named Officer dies during the severance period, all amounts payable during the remainder of the severance period shall be paid to his surviving spouse, and his spouse will continue to be covered under all applicable welfare plans. No amounts are payable if the employment of the Named Officer is terminated by the Company for good cause (as defined in the agreements) or if the Named Officer voluntarily terminates his employment without good reason (as defined in the agreements).

Executive Compensation Committee Report on Executive Compensation

           The Executive Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished the following report on executive compensation to the stockholders of the Company. This report is not and will not be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

           Compensation Procedures and Policies. The Compensation Committee determines the compensation of all of the executive officers of the Company, including the Named Officers. The full Board of Directors reviews and approves all decisions of the Compensation Committee relating to compensation of the Company’s executive officers.

           The Company’s executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company’s success in meeting specified profit and growth and performance goals and to appreciation in the Company’s stock price. The Company’s compensation objectives include:

•	attracting and retaining the best possible executive talent,

•	motivating executive officers to achieve the Company’s performance objectives,

•	rewarding individual performance and contributions, and

•	linking executive and stockholder interests through equity based plans

           The Company’s executive compensation consists of four key components:

•	base salary,

•	annual incentive compensation,

•	stock options, and

•	supplemental retirement benefits

Each component is intended to complement the others and, taken together, to achieve the Company ’s compensation objectives. The Compensation Committee’s policies with respect to these components, including the bases for the compensation awarded to John J. McDonough, as the Company’s Chief Executive Officer, are discussed below.

           Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. The Compensation Committee considered the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. The Company paid an immaterial amount of non-deductible executive compensation in 1999. The Compensation Committee currently does not expect to change the Company’s compensation policies and practices for 2000. Accordingly, the Company may pay non-deductible compensation in 2000.

           Base Salary. In the early part of each fiscal year, the Compensation Committee reviews the base salary of the Company’s Chief Executive Officer and the recommendation of the Chief Executive Officer with regard to the base salaries of the Chief Operating Officer and all other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers.

           Base salaries of the executive officers (other than the Chief Executive Officer) are set using ranges recommended annually by the Chief Executive Officer of the Company. The Compensation Committee reviews national survey data available regarding salaries of those persons holding comparable positions at comparably sized consumer goods companies to establish base salary ranges. A majority of these consumer goods companies are not included in the Dow Jones Consumer, Non-Cyclical Industry Group Index in the common stock Price Performance Graph included in this Proxy Statement. The base salary range is based upon the midpoint of the comparative compensation group, plus or minus twenty-five percent. The Compensation Committee establishes the base salary of each of the executive officers within the applicable base salary range based upon an evaluation of the individual performance of the executive officer, including satisfaction of the officer’s annual objectives. The Compensation Committee establishes the base salary of the Chief Executive Officer within the applicable salary range based on:

•	achievement of the Company’s annual goals relating to earnings per share, sales growth and return on investment

•	an evaluation of the individual performance of the Chief Executive Officer

The base salaries paid in 1999 to each of the executive officers, including the Chief Executive Officer, were within the prescribed base salary ranges.

           In setting the salary for Mr. McDonough, the Chief Executive Officer, for 1999, the Compensation Committee established his base salary based upon the midpoint of his salary range and his prior experience and accomplishments. In consideration of these factors, the Compensation Committee approved a base salary for Mr. McDonough of $875,000, approximately 9.4% higher than his base salary for 1998.

            Annual Incentive Compensation. The Company’s executive officers (other than the Group Presidents) are eligible to participate in an incentive bonus plan which provides for the payment of cash bonuses based on the Company’s return on investment (the “ROI Plan”). The Compensation Committee may select participants in the ROI Plan and make awards if the Company ’s annual after-tax return on beginning of the year stockholder’s equity exceeds 11%. The Compensation Committee determines the amount of awards for executive officer participants by multiplying each executive officer’s base salary by percentages established in the ROI Plan reflecting the actual return achieved.

           The annual after-tax return on beginning of the year stockholder’s equity for 1999, excluding charges, was 16.4%. Based on these results, the Compensation Committee awarded Mr. McDonough a bonus of $516,000 for 1999.

           The Group Presidents are eligible to participate in an incentive bonus plan which provides for the payment of cash bonuses based on return on assets used in, and sales and income growth by, the divisions for which the Group President is responsible (the “ROA Plan”). The Compensation Committee may select participants in the ROA Plan and make awards if the return on assets used during the year in the divisions for which the Group President is responsible exceeds 10% on a pre-tax basis and sales growth exceeds the prior year sales level. The Compensation Committee determines the amount of awards by multiplying each Group President’s base salary by percentages established in the ROA Plan reflecting the actual results achieved. Actual return on assets and sales growth in 1999 exceeded the goals established for payment of a bonus in the divisions for which each of the Group Presidents was responsible.

           Stock Options. The Company’s executive officers are also eligible to participate in the 1993 Option Plan. Under this Plan, the Compensation Committee recommends and the Board of Directors of the Company approves the grant of incentive stock options and nonqualified stock options to purchase common stock of the Company at prices not less than fair market value of the common stock at the date of grant. Options granted under the 1993 Option Plan become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. The Compensation Committee has adopted guidelines that take into account outstanding options for determining, on a quarterly basis, whether an executive officer of the Company should be awarded an option. If the total option exercise price of the options held by an executive officer is less than a multiple of the executive officer’s base salary, the Compensation Committee will consider recommending that the Board of Directors approve a grant of options. The Compensation Committee also has the discretion, in circumstances such as a promotion, to recommend that the Board of Directors approve a grant options otherwise than in accordance with the guidelines. Based upon the guidelines, in 1999 the Compensation Committee recommended, and the Board of Directors approved, grants to Mr. McDonough of options to purchase an aggregate of 51,000 shares of common stock at fair market value at the dates of grant.

           This report is submitted on behalf of the Compensation Committee:

Daniel C. Ferguson, Chairman
Robert L. Katz
John J. McDonough

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

           The current members of the Compensation Committee are Daniel C. Ferguson, Robert L. Katz and John J. McDonough. Mr. D. Ferguson, Chairman of the Compensation Committee, is a former employee of the Company, and Mr. McDonough is the Company’s Vice Chairman and Chief Executive Officer.

CERTAIN BENEFICIAL OWNERS

           The only persons or groups which are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	16,710,460	6.00% (1)

Montag & Caldwell, Inc. 3455 Peachtree Road, NE Suite 1200 Atlanta, Georgia 30326	17,123,533	6.15% (2)

(1)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000 by Capital Research and Management Company. According to the filing, Capital Research and Management Company has sole dispositive power with respect to all 16,710,460 shares.

(2)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 24, 2000 by Montag & Caldwell, Inc. According to the filing, Montag & Caldwell, Inc. has sole dispositive power with respect to all 17,123,533 shares.

           The following table sets forth information as to the beneficial ownership of shares of common stock of each director, each nominee for director, and each Named Officer, individually, and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owner	Common Stock Beneficially Owned on February 23, 2000
	Number of Shares	Percent of Class Outstanding
Tom H. Barrett	9,521	(1)	*
Scott S. Cowen	4,376	(1)	*
Alton F. Doody	66,500	(1)	*
Thomas J. Falk	4,118	(1)	*
Daniel C. Ferguson	3,228,732	(1) (2)	1.16
Thomas A. Ferguson, Jr.	250,121	(1)(3)	*
Robert L. Katz	126,384	(1)	*
William D. Marohn	6,328	(1)	*
John J. McDonough	147,726	(1)(3)	*
Elizabeth Cuthbert Millett	1,401,271	(1)(4)	*
Cynthia A. Montgomery	6,100	(1)	*
Allan P. Newell	2,137,196	(1)(5)	*
Wolfgang R. Schmitt	851,257	(1)(6)	*
William P. Sovey	430,176	(1)(3)	*
Gordon R. Sullivan	2,264	(1)	*
William T. Alldredge	230,729	(1)(3)(7)	*
Jeffrey J. Burbach	38,559	(1)(3)(8)	*
Daniel DalleMolle	43,234	(3)	*
William J. Denton	95,738	(1)(3)	*
Richard C. Dell	109,718	(1)(3)	*
Donald L. Krause	328,644	(1)(9)	*
Dale L. Matschullat	28,993	(1)(3)	*
Gilbert A. Niesen	24,639	(1)(3)	*
Robert S. Parker	57,696	(1)(3)	*
All directors and executive officers as a group (24 persons)	9,630,020		3.45%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)
Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days of February 23, 2000 as follows: Mr. Barrett, 2,000 shares; Mr. Cowen, 2,000 shares; Dr. Doody, 16,000 shares; Mr. Falk, 2,000 shares; Mr. D. Ferguson, 14,400 shares; Mr. T. Ferguson, 49,214 shares; Dr. Katz, 6,000 shares; Mr. Marohn, 2,000 shares; Mr. McDonough, 41,066 shares; Ms. Millett, 6,000 shares; Ms. Montgomery, 6,000 shares; Mr. Newell, 6,000 shares; Mr. Schmitt, 624,068 shares; Mr. Sovey, 113,550 shares; Mr. Sullivan, 2,000 shares; Mr. Alldredge, 11,155 shares; Mr. Burbach, 8,091 shares; Mr. Denton, 31,927 shares; Mr. Dell, 31,809 shares; Mr. Krause, 23,393 shares; Mr. Matschullat, 13,097 shares; Mr. Niesen, 11,064; and Mr. Parker, 28,906 shares.

(2)
Includes 23,400 shares owned by his wife, 96,906 shares held in charitable trusts of which Mr. D. Ferguson is trustee, 694,384 shares held in a trust of which Mr. D. Ferguson is beneficiary and 1,353,257 shares held by a partnership of which Mr. D. Ferguson is managing partner.

(3)
Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting power: Mr. T. Ferguson, 7,617 shares; Mr. McDonough, 543 shares; Mr. Sovey, 7,259 shares; Mr. Alldredge, 1,457 shares; Mr. Burbach, 2,444 shares; Mr. Dalle-Molle, 6,614 shares; Mr. Denton, 3,811 shares; Mr. Dell, 6,929 shares; Mr. Matschullat, 15,896 shares; Mr. Niesen, 3975 shares; and Mr. Parker, 4,497 shares.

(4)
Includes 43,511 shares owned by her as custodian for her two children, 70,860 shares held in a trust of which Ms. Millett is trustee, 10,575 shares held by her husband and 1,139,184 shares over which Ms. Millet has voting power by proxy.

(5)	Includes 8,000 shares held in a trust of which Mr. Newell is co-trustee and over which he has shared investment and voting power, and 2,144 shares owned by his wife.

(6)	Includes 15,494 shares owned of record by his wife and 4,259 shares owned by him as custodian for his son.

(7)	Includes 50,764 shares owned by his wife.

(8)
Includes 27,070 shares held in a joint account with his wife, 800 shares held in an individual retirement account, 150 shares held in an individual retirement account and 4 shares owned by him as custodian for his son.

(9)	Includes 1,562 shares held in trusts of which Mr. Krause is trustee and 12,000 shares held in joint tenancy over which Mr. Krause has shared investment and voting power.

COMMON STOCK PRICE PERFORMANCE GRAPH

           The following common stock price performance graph compares the yearly change in the Company’s cumulative total stockholder returns on its common stock during the years 1995 through 1999, with the cumulative total return of the Standard & Poor’s 500 Index and the Dow Jones Consumer, Non-Cyclical Industry Group Index, assuming the investment of $100 on December 31, 1994 and the reinvestment of dividends (rounded to the nearest dollar).

[Bar chart appears here]

	December 31,
	1994	1995	1996	1997	1998	1999
Newell Rubbermaid	$100.00	$125.43	$155.38	$212.80	$210.14	$151.81
DJ Consumer, Non Cyclical	100.00	145.75	181.93	249.44	318.86	296.89
S&P 500 Index	100.00	137.12	168.22	223.90	287.78	347.90

           This performance graph is presented in accordance with requirements of the Securities and Exchange Commission, but is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934. We caution you not to draw any conclusions from the data in the graph, as past results do not necessarily indicate future performance.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT ACCOUNTANTS

           Subject to ratification by the stockholders, the Board of Directors has reappointed Arthur Andersen LLP as independent accountants to audit the consolidated financial statements of the Company for the year 2000. The Board of Directors unanimously recommends a vote FOR ratification of the appointment. If the stockholders should fail to ratify the appointment of the independent accountants, the Board of Directors would reconsider the appointment.

           It is expected that representatives of Arthur Andersen LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

           Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other Reports were required, the Company believes that all of such Reports were filed on a timely basis by executive officers and directors during 1999, except that each of the following persons filed a late Form 4 reporting the described transactions: Mr. Alldredge —two stock option grants; Mr. Barrett—one open market sale and the acquisition of shares pursuant to the reinvestment of dividends under a Rubbermaid deferred compensation plan; Mr. Burbach—one stock option grant; Mr. Denton—one stock option grant and two stock option exercises; Mr. T. Ferguson—two stock option grants and three open-market purchases; Dr. Katz—one open market purchase; Mr. Krause —one stock option grant; Mr. McDonough—one stock option grant and the conversion of Rubbermaid shares into shares of the Company’s common stock in connection with Rubbermaid’s merger with the Company; and Mr. Niesen—one stock option exercise.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

           To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2001 annual meeting must be in writing and be received by the Company no later than
November 18, 2000.

           Other proposals that are not included in the proxy materials will be considered timely and may be eligible for presentation at the Company’s 2001 meeting if they are received by the Company in the form of a written notice no later than February 1, 2001.

OTHER BUSINESS

           The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

RICHARD H. WOLFF
Secretary

March 22, 2000

           A copy of the Company’s 1999 annual report to the Securities and Exchange Commission on Form 10-K will be furnished to stockholders free of charge upon written request to the office of the Corporate Secretary of the Company. Copies of the exhibits to the 1999 annual report will be furnished to requesting stockholders upon payment of the Company’s expenses in furnishing such exhibits.

APPENDIX
[Form of proxy card for holders of common stock of the Company]

NEWELL RUBBERMAID INC.

Proxy Solicited by the Board of Directors
for Annual Meeting of Stockholders to be held May 10, 2000

The undersigned hereby appoints Thomas A. Ferguson, Jr. and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 10, 2000, and at any adjournments thereof, on the following proposals:

(1) Election of directors.
      Nominees: Robert L. Katz, John J. McDonough and William P. Sovey

(2) Ratification of the appointment of Arthur Andersen LLP as independent accountants for the year 2000.

The proxies named above are authorized to vote in their discretion with respect to other matters that properly come before the Annual Meeting or any adjournment of the Annual Meeting. As of March 14, 2000, Newell Rubbermaid Inc. does not know of any such other matters to be presented at the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

SEE REVERSE SIDE

(FOLD AND DETACH HERE)

Please mark
[X]	your vote as in	[CONTROL NO.]
this example.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of directors and FOR propoal (2) below.

The Board of Directors recommends a vote FOR proposal (1) and FOR proposal (2).

		FOR	WITHHOLD	For, except withhold from the following nominee(s):
1.	Election of directors (See reverse)
		FOR	AGAINST	ABSTAIN

2.	Ratification of independent accountants

Signature(s)	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

(FOLD AND DETACH HERE)

Newell Rubbermaid encourages you to take advantage of a new and convenient way by which you can vote your shares—electronically, by either telephone or the Internet.

-	By Telephone. On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683). Listen to the recorded instructions, use the control number printed in the box in the upper right corner of this proxy card to access the system, and use your telephone key pad to vote.

-	Over the Internet. Access the World Wide Web site "http://www.eproxyvote.com/nwl" and follow the instructions posted on the web site.

Your vote by telephone or over the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or over the Internet, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held May 10, 2000 and the Proxy Statement dated March 22, 2000.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.